Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management EBITDA Reconciliation

(in thousands)

	Q4 FY11(8)	Q1 FY12(8)	Q2 FY12(8)	Q3 FY12	Q3 FY12 LTM
Net Income	(11,224)	(12,028)	7,230	6,601	(9,421)
Interest	11,574	11,149	11,487	11,103	45,313
Taxes	1,126	(408)	1,341	766	2,825
Depreciation and Amortization	9,866	10,081	10,824	9,378	40,149

EBITDA	11,342	8,794	30,882	27,848	78,866

Management add-backs (1)	6,421	5,186	8,528	7,467	27,602
Non-cash charges (2)	(945)	627	(303)	355	(266)
Management Fees (3)	1,670	1,423	1,553	1,691	6,337
Letter of Credit Fees not included in Interest Expense	157	157	48	327	689
Compensation expense related to management equity plan (non-cash)	97	478	754	326	1,655
LIFO to Ave Cost accounting principle change (4)	—	5,532	—	—	5,532
Transitional pension and medical payments – Ashland Employees (5)	1,344	296	118	145	1,903
Non-cash transaction related costs (6)	10,000	—	—	—	10,000
Transaction and other one-time costs (7)	6,786	1,951	2,148	804	11,689

Adjusted Management EBITDA (8)	36,872	24,444	43,728	38,963	144,007

(1)	One-time costs related to the carve out of the business from Ashland, including headquarters relocation costs, certain severance and recruitment costs, and other project-related costs
(2)	Unrealized foreign exchange gains and losses
(3)	Management, monitoring, consulting and leverage fees, per the agreement with TPG
(4)	Cumulative adjustment for LIFO to average cost inventory accounting method change
(5)	Transitional pension and medical payments owed to certain Ashland employees pursuant to the Agreement of Purchase and Sale, dated November 5, 2010 by and between Ashland Inc. and Nexeo Solutions, LLC (formerly TPG Accolade, LLC), as amended
(6)	Accrual for investment advisory fee payable to TPG upon closing of the joint venture with the shareholders of Beijng Plaschem Trading Co. Ltd (the “China Joint Venture Acquisition”)
(7)	Professional and transaction costs related to the acquisition of the global distribution business of Ashland, the China Joint Venture Acquisition and other potential acquisitions
(8)	We have revised our calculation of Adjusted Management EBITDA from prior periods to include interest income and letter of credit fees that were not previously included. Adjusted Management EBITDA for the quarterly periods ending Q4 2011, Q1 and Q2 2012 differ from amounts previously furnished to reflect this new formulation and to correct for minor errors in the adjustments to calculate Adjusted Management EBITDA